                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.  )

   Filed by the Registrant /X/
   Filed by a Party other than the Registrant / /
   Check the appropriate box:
   / / Preliminary Proxy Statement
   /X/ Definitive Proxy Statement
   / / Definitive Additional Materials
   / / Soliciting Material Pursuant to Exchange Act Rule 14a-11(c) or 14a012

                             THE RAYMOND CORPORATION
    - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                (Name of Registrant as Specified In Its Charter)


                                 CATHY J. HAWKES
    - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                   Name of Person(s) Filing Proxy Statement)

   Payment of Filing Fee (Check the appropriate box):
   /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
       14a-6(i)(2).
   / / $500 per each part to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
   / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
       0-11.
       1) Title of each class of securities to which transaction applies:

       -----------------------------------------------------------------------
       2) Aggregate number of securities to which the transaction applies;

      ------------------------------------------------------------------------
       3) Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      ------------------------------------------------------------------------
       4) Proposed maximum aggregate value of transaction:

       -----------------------------------------------------------------------
   / / Check box if any part of the fee is offset by Exchange Act Rule
       0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       1) Amount previously paid:

       -----------------------------------------------------------------------
       2) Form, Schedule or Registration Statement No.

       -----------------------------------------------------------------------
       3) Filing Party:

       -----------------------------------------------------------------------
       4) Date Filed:

       -----------------------------------------------------------------------
- -------------------
Set forth the amount on which the filing fee is calculated and state how it was determined.

                            THE RAYMOND CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS

       We hope you will attend the Annual Meeting of Shareholders of The Raymond Corporation which will be held on Saturday, April 30, 1994 at 11:00 A.M., at the Greene Central High School, South Canal Street, Greene, New York. After the meeting we invite you to be our guest for lunch at The Raymond Corporation. Admittance to the luncheon will be through the entrance in the south parking lot opposite the Product Tent. The south parking is located between the factory and the Greene Central High School.

       IF YOU ARE PLANNING TO ATTEND THE MEETING AND/OR THE LUNCHEON, PLEASE INDICATE BELOW AND RETURN THIS CARD WITH YOUR PROXY.

   / /  I am planning to attend the meeting.
   / / I am also planning to stay for the luncheon following the meeting. Please make _________ reservations for me for lunch.

   _________________________________________________________________________
   SIGNATURE OF SHAREHOLDER

   _________________________________________________________________________
   ADDRESS


   _________________________________________________________________________

                             (THIS IS NOT A PROXY)

                          THE RAYMOND CORPORATION

                         PROXY FOR ANNUAL MEETING
               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned appoints CHRISTIAN D. GIBSON, GEORGE G. RAYMOND, JR. and PAUL J. STERNBERG, and any one of them, with power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of THE RAYMOND CORPORATION to be held on Saturday April 30, 1994 at 11:00 A.M. in the Greene Central High School, South Canal Street, Greene, New York, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting.

       TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

       THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL (2):

   (1) The election of Directors
     / / FOR all nominees listed below         / / WITHHOLD AUTHORITY
         (except as withheld in the space          to vote for all nominees
         provided below)                           listed below

            JAMES F. MATTHEWS, JOHN E. MOTT AND ARTHUR M. RICHARDSON

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE THE
             NAME OF THE NOMINEE(S) IN THE SPACE PROVIDED BELOW.)

                  (Continued and to be SIGNED on Reverse Side)

   (2) FOR / / AGAINST / / ABSTAIN / / the appointment of Ernst & Young as auditors for the year 1994.
   (3) In accordance with their judgment upon such other matters as may properly come before the meeting.

       WHERE A VOTE IS NOT SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL (2).

       The undersigned acknowledges receipt with this Proxy of the Notice of Annual Meeting and Proxy Statement dated March 30, 1994.
   Dated:__________________________ , 1994

                                  __________________________________________
                                           (SIGNATURE OF SHAREHOLDER)

                                  __________________________________________
                                           (SIGNATURE OF SHAREHOLDER)

                                  IMPORTANT: Please date this Proxy and sign exactly as your name(s) appear hereon. In signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title.
                                  When shares are in the names of more than one person, each should sign the Proxy.

                                  The Raymond Corporation
                                       P.O. Box 130
                                Greene, New York 13778-0130









                                       ----------

                               Notice of 1994 Annual Meeting
                                           and
                                     Proxy Statement

                                       ----------







                L


                O                       YOUR VOTE
                                      IS IMPORTANT

                                   Please sign and date
                                 your proxy and promptly
                G               return it in the enclosed
                                        envelope.




                O

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           to be held April 30, 1994


   To the Shareholders:

   Please Take Notice that the Annual Meeting of Shareholders of The Raymond Corporation (the "Corporation") will be held on Saturday, April 30, 1994 at 11:00 A.M. local time, in the Greene Central High School, South Canal Street, Greene, New York for the following purposes:

           (1) To elect three (3) Directors to serve for terms of three (3) years, and until their respective successors are elected and qualified;

           (2) To approve the appointment of auditors for the year 1994; and

           (3) To transact such other business as may properly come before the meeting.

   The Board of Directors has fixed the close of business on March 11, 1994 as the record date for the determination of shareholders of the Corporation entitled to notice of and to vote at the meeting, or any adjournment or adjournments thereof, and only shareholders of record at such time and date are entitled to notice of and to vote at the meeting.

   By Order of the Board of Directors,




   /s/ Paul J. Sternberg
- ---------------------------
   Paul J. Sternberg
   Secretary

   March 30, 1994




   In order to assure your representation at the meeting, please promptly date, sign and mail the enclosed Proxy, which is being solicited on behalf of the Board of Directors. A self-addressed return envelope, which requires no postage if mailed in the United States, is enclosed for that purpose.

   Dear Shareholders,

       You are cordially invited to attend the Annual Meeting of Shareholders on Saturday, April 30, 1994 at 11:00 A.M. in the Greene Central High School, South Canal Street, Greene, New York.

       Mr. Christian D. Gibson, who joined the Company in 1943 and became a director in 1956, has decided not to stand for reelection as a director this year and will become Director Emeritus. We are grateful for his dedicated service as a Board member and his many contributions as a Raymond employee.

       We are pleased that Mr. James F. Matthews, President of The Matco Group, Incorporated, is a nominee for director for the first time.


   Very truly yours,


   /s/ George G. Raymond, Jr.
   ------------------------------
   George G. Raymond, Jr.
   Chairman of the Board

                                PROXY STATEMENT

   To the Shareholders of The Raymond Corporation:

       This Proxy Statement and the enclosed form of proxy will be mailed to shareholders on or about March 30, 1994 in connection with the solicitation of proxies by the Board of Directors of The Raymond Corporation (the "Corporation"), a New York corporation, to be used at the Annual Meeting of Shareholders to be held on Saturday, April 30, 1994 at 11:00 A.M. local time, in the Greene Central High School, South Canal Street, Greene, New York for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. The Corporation's corporate headquarters are located at South Canal Street, P. O. Box 130, Greene, New York, 13778-0130.

       The form of proxy enclosed may be revoked at any time before it is voted by filing with the Secretary a written revocation or a proxy bearing a later date, or by attending and voting at the meeting. If a shareholder specifies on an effective proxy how it is to be voted on any of the business to come before the meeting, it will be voted in accordance with such specifications. If no specification is made on an effective proxy, it will be voted by the persons named as proxy holders:

       FOR the election as directors of the Corporation of the three nominees for director for three-year terms, as listed under the caption "Election of Directors", and

       FOR the approval of the selection by the Board of Directors of Ernst & Young as auditors for the Corporation for the 1994 fiscal year.

       In the event other business is brought before the meeting, the enclosed proxy gives discretionary authority to the persons named therein to vote the shares represented by an effective proxy in accordance with their judgment.

       The election of directors will require the affirmative vote of a plurality of the votes cast, in person or by proxy, at the meeting. Abstentions and broker non-votes will not be counted as affirmative votes at the meeting.

       At the close of business on March 11, 1994, the record date for the determination of shareholders entitled to vote at the meeting, there were outstanding and entitled to vote 6,028,391 shares of the Corporation's common stock, each of which entitles the holder to one vote.

   Security Ownership of Management

       The following table sets forth, as of March 11, 1994, the number of shares of the Corporation's Common Stock beneficially owned by each of its directors and nominees for director, each executive officer named in the Summary Compensation Table, and all directors and officers as a group, based upon information obtained from such persons:

- ------------------------------------------------------------------------------------------------------
                                                        Amount and Nature of Beneficial Ownership
                                                   ---------------------------------------------------
                                                   Sole Voting    Options
                                                   and            Exercisable    Other         Percent
   Name of Individual                              Investment     Within         Beneficial    of
   or Group                                        Power          60 days        Ownership     Class
   -----------------------------------------------------------------------------------------------------
   Ross K. Colquhoun ..........................      116,584         86,077           -0-        3.2%
   Christian D. Gibson ........................       32,802          6,640        37,980(2)     1.2%
   James F. Matthews ..........................          -0-            -0-           -0-           *
   John E. Mott ...............................        1,728          4,180           -0-           *
   Michael R. Porter ..........................        1,200          5,225           -0-           *
   George G. Raymond, Jr.......................      584,170            -0-       160,557(3)    15.9%
                                                                                  263,229(4)
   Arthur M. Richardson .......................          300          6,640           -0-           *
   Dr. M. Richard Rose ........................        5,994          6,640           -0-           *
   Daniel F. Senecal ..........................        1,400          6,640        37,980(2)        *
   Robert L. Tarnow ...........................        4,500          6,640           -0-           *
   Lee J. Wolf ................................        1,613          5,113         1,527(1)     3.3%
                                                                                   37,980(2)
                                                                                  160,557(3)
   James W. Davis .............................        3,000         28,550           604(5)        *
   Jerome R. Dinn .............................        3,763          5,800           -0-           *
   Margaret L. Gallagher ......................       10,301         26,850           -0-           *
   William B. Lynn ............................          -0-         30,436         9,382(1)     1.2%
                                                                                   37,980(2)
   All officers and directors as a group (19
     persons)..................................      768,180        258,681       474,420       23.6%
- ------------------------------------------------------------------------------------------------------

   * Indicates less than one percent ownership.

   (1) Shares held jointly with spouse.

   (2) Shares held in the Corporation's Profit Sharing Plans of which Messrs. Gibson, Senecal, Wolf and Lynn are trustees.

   (3) Shares held by the Raymond Foundation, of which Messrs. Raymond and Wolf are trustees.

   (4) Shares held in family trusts; Mr. Raymond is co-trustee.

   (5) Shares held in The Raymond Corporation Savings Plan as of 12/31/93.

   Security Ownership of Certain Beneficial Owners

       Based on filings with the Securities and Exchange Commission the following persons and institutions are known by the Corporation to beneficially own more than five percent of the outstanding shares of Common Stock of the Corporation:

- -------------------------------------------------------------------------------------------------------------------
                                     Name and Address of                             Shares Beneficially    % of
   Title of Class                    Beneficial Owner                                Owned(1)               Class
- -------------------------------------------------------------------------------------------------------------------
   Common Stock..................    The Huntington Trust Company, N. A.                  1,120,760(2)      18.6%
                                     41 South High Street, Suite 3400
                                     Columbus, Ohio 43287
- -------------------------------------------------------------------------------------------------------------------
   Common Stock..................    George G. Raymond, Jr.                               1,007,956(3)      16.7%
                                     Chairman of the Board
                                     The Raymond Corporation
                                     Greene, New York 13778-0130
- -------------------------------------------------------------------------------------------------------------------
   Common Stock..................    FMR Corp.                                              765,700(4)      12.7%
                                     82 Devonshire Street
                                     Boston, Massachusetts 02109
- -------------------------------------------------------------------------------------------------------------------
   Common Stock..................    Madeleine R. Young                                     507,204(5)       8.4%
                                     401 E. Linton Boulevard
                                     Apartment 629
                                     DelRay Beach, Florida 33483
- -------------------------------------------------------------------------------------------------------------------
   Common Stock..................    Pioneering Management Corporation                      336,050(6)       5.6%
                                     60 State Street
                                     Boston, Massachusetts 02114
- -------------------------------------------------------------------------------------------------------------------

   (1) Shareholder has sole voting and sole dispositive power unless otherwise indicated.
   (2) The Huntington Trust Company, N.A.("Huntington") reports sole voting power over 153,528 shares and no shared voting power; shared dispositive power over 1,120,760 shares. Huntington is the bank depository for various Raymond family-owned shares.
   (3) Includes 160,557 shares held by the Raymond Foundation, of which Mr. Raymond is a trustee. Includes 250,947 shares in family trusts of which Mr. Raymond, Madeleine R. Young and The Huntington Trust Company of Florida, N.A. are co-trustees and 12,282 shares in a family trust of which Mr. Raymond and Marine Midland Bank, N. A. are co-trustees. Mr. Raymond has shared voting and dispositive power over 423,786 shares.
   (4) FMR Corp. reports sole voting power over 534,300 shares and no shared voting power.
   (5) Includes 160,557 shares held by the Raymond Foundation, of which Mrs. Young is a trustee. Includes 250,947 shares in family trusts of which The Huntington Trust Company of Florida, N.A., Mrs. Young and George G. Raymond, Jr. are co-trustees. Mrs. Young reports shared voting and shared dispositive power over 411,504 shares.
   (6) Pioneering Management Corporation reports shared dispositive power over 336,050 shares.

   Election of Directors

       The Board of Directors is currently composed of 10 directors. The Board is divided into three classes as nearly equal in number as possible. At each Annual Meeting, directors constituting one class are nominated for election.

       Three (3) directors of the Corporation are to be elected at this meeting to serve for terms of three (3) years, and until their respective successors are elected and qualified.

       The shares represented by the enclosed proxy will be voted for the election of James F. Matthews, John E. Mott and Arthur M. Richardson unless authority to vote the shares for the election of directors is withheld. The Board of Directors believes that all nominees will be available and able to serve as directors. If for any reason any nominee becomes unavailable prior to the Annual Meeting to serve, it is expected that either (a) that the persons named in the proxy will vote for another nominee or nominees to be selected by the Board of Directors, or (b) that the number of directors will be reduced accordingly.

       The following table contains certain information as of March 11, 1994, with respect to the persons who have been nominated to serve three-year terms as directors and for the Corporation's other directors who are currently serving terms expiring in 1995 and 1996.

   Information Concerning Nominees for Election as
   Directors and Other Directors of The Raymond Corporation


- ----------------------------------------------------------------------------------------------------------
   Name,                                                                          Served      Expiration
   Business                                                                       as a        of
   Experience &                                                                   Director    Present
   Directorships                                                           Age    Since       Term
- ----------------------------------------------------------------------------------------------------------
   Nominees (3)
- ----------------------------------------------------------------------------------------------------------
                   James F. Matthews, President                            59
                   of The Matco Group, Incorporated,
   PHOTO           a diversified holding company;
                   Director, Brandt Technologies, Inc.







- ----------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------
   Name,                                                                          Served      Expiration
   Business                                                                       as a        of
   Experience &                                                                   Director    Present
   Directorships                                                           Age    Since       Term
- ----------------------------------------------------------------------------------------------------------
                   John E. Mott, Secretary-                                69     1974        1994
                   Raymond Industrial Equipment,
                   Limited; formerly Chairman of
    PHOTO          the Board, Raymond Industrial
                   Equipment, Limited; formerly
                   Vice President-International
                   Operations of the Corporation.





- ----------------------------------------------------------------------------------------------------------
                   Arthur M. Richardson, President,                          67     1984        1994
                   Richardson Capital Corporation;
                   formerly Chairman of the Board,
                   Security Norstar Bank; Director,
    PHOTO          Goulds Pumps, Inc.; Director,
                   Rochester Gas and Electric Corporation; Director,
                   Transmation Corp.;
                   Trustee, University of Rochester.


- ----------------------------------------------------------------------------------------------------------
   Other Directors (7)
- ----------------------------------------------------------------------------------------------------------
                   Ross K. Colquhoun, President                            63     1984        1995
                   and Chief Executive Officer of
                   the Corporation; Chairman,
                   G.N. Johnston Equipment Co. Ltd.;
    PHOTO          Chairman, Associated Material
                   Handling Industries, Inc.; formerly
                   President, G.N. Johnston Equipment
                   Co. Ltd.; President, Industrial Truck
                   Association.


- ----------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------
   Name,                                                                          Served      Expiration
   Business                                                                       as a        of
   Experience &                                                                   Director    Present
   Directorships                                                           Age    Since       Term
- ----------------------------------------------------------------------------------------------------------
                   Michael R. Porter, President,                           47     1989        1996
                   Nexus Corporation, greenhouse
                   manufacturer; formerly
                   President of Phiji Group, Inc.,
                   investment company; formerly
    PHOTO          President and General Manager,
                   Diversified Transmission Products,
                   Borg Warner Automotive Inc.;
                   formerly Vice President and General
                   Manager, Borg Warner Automotive
                   Transmission and Engine Components.


- ----------------------------------------------------------------------------------------------------------
                   George G. Raymond, Jr., Chairman                        72     1946        1996
                   of the Board of the Corporation;
                   Lifetime Trustee, Alfred University.


    PHOTO






- ----------------------------------------------------------------------------------------------------------
                   Dr. M. Richard Rose, Former                             61     1979        1996
                   President, Rochester Institute of
                   Technology; Director, Rochester Gas
    PHOTO          and Electric Corporation; Director,
                   Baldwin Technology Company, Inc.;
                   Director, Webcraft Technologies, Inc.;
                   Trustee, Roberts Wesleyan College.





- ----------------------------------------------------------------------------------------------------------


- ----------------------------------------------------------------------------------------------------------
   Name,                                                                          Served      Expiration
   Business                                                                       as a        of
   Experience &                                                                   Director    Present
   Directorships                                                           Age    Since       Term
- ----------------------------------------------------------------------------------------------------------
                   Daniel F. Senecal, President                            50     1988        1995
                   and Chief Executive Officer,
                   Werres Corporation.


    PHOTO






- ----------------------------------------------------------------------------------------------------------
                   Robert L. Tarnow, Chairman of                           69     1982        1995
                   the Board, Goulds Pumps, Inc.;
                   Director, Utica Mutual Insurance
                   Company; Director, Bausch and
    PHOTO          Lomb, Inc.; Director, Graham Corp.;
                   Trustee, Rochester Institute of
                   Technology.





- ----------------------------------------------------------------------------------------------------------
                   Lee J. Wolf, Consultant to the                          78     1973        1995
                   Corporation; formerly Senior Vice
                   President-Finance and Treasurer
                   of the Corporation, and formerly
    PHOTO          President, Raymond Leasing
                   Corporation; Director Emeritus,
                   Endicott Trust Company.


- ----------------------------------------------------------------------------------------------------------

       Unless otherwise indicated, the principal occupations of all the directors have been set forth for five years or more, except that certain of the directors have served their present employers in other executive capacities during such period. Mr. Raymond may be considered, because of his stock ownership, a "control person" of the Corporation.

   Compliance with Section 16(a) of the Exchange Act

       To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the 1993 fiscal year ended December 31, 1993 , all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

   Information Concerning The Organization and Compensation of the Board of Directors

       During 1993 there were 5 meetings of the Board of Directors of the Corporation. Committees of the Board include the Executive, Finance, Human Resource, Executive Compensation, Audit and Pension Plan Review Committees. There is no nominating committee. The nominating function is fulfilled by the Human Resource Committee.

       The Executive Committee presently has four members: Messrs. Colquhoun, Raymond, Richardson and Rose. The function of this committee is to act in place of the Board between Board Meetings in the event a matter requires immediate attention. This committee held two meetings in 1993.

       The Finance Committee presently has four members: Messrs. Richardson, Porter, Raymond and Wolf. The function of this committee is to review capital requirements and make recommendations to the Board of Directors with respect thereto. This committee held two meetings in 1993.

       The Human Resource Committee presently has four members: Messrs. Rose, Raymond, Richardson and Tarnow. The Committee has the responsibility of reviewing management practices and matters of employee relations, training programs and affirmative action. The Human Resource Committee held four meetings in 1993.

       The Executive Compensation Committee presently has three members:
   Messrs. Rose, Richardson and Tarnow. The Executive Compensation Committee reviews the Corporation's compensation philosophy and programs, sets compensation for the Chief Executive Officer and authorizes executive compensation to officers. It also is responsible for the administration of the Corporation's Stock Option Plan. The Executive Compensation Committee held three meetings in 1993.

       The Audit Committee presently has four members: Messrs. Mott, Porter, Richardson and Tarnow, none of whom are employees of the Corporation. The functions of the Audit Committee are to receive and review the audits of the Corporation's books by outside independent auditors, to monitor the internal audit function, to consider matters of accounting policy and to investigate and make a recommendation to the Board of Directors each year with respect to the appointment of independent auditors for the following year. This committee held two meetings in 1993.

       The Pension Plan Review Committee presently has five members: Messrs. Gibson, Mott, Porter, Senecal and Wolf. This Committee reviews the Pension Plan of the Corporation and makes recommendations to the Board with respect thereto. This committee held two meetings in 1993.

       Pursuant to the Bylaws of the Corporation, Mr. Colquhoun is an ex officio member of all committees of the Board except for the Audit Committee and the Executive Compensation Committee.

       During 1993, all incumbent directors attended 100 percent of the Board Meetings and meetings of committees on which they served.

   Director Compensation

       Directors who are not employees of the Corporation receive or are credited with the following fees: annual retainer, $12,000 per year; $800 for each Board meeting attended and $800 for each committee meeting attended with a maximum of one paid committee meeting fee per day.

       Christian D. Gibson and Lee J. Wolf are consultants to the Corporation. With many years of combined service to the Corporation as past employees and presently as directors, their expertise and knowledge are highly regarded. Mr. Gibson and Mr. Wolf are each paid a yearly consulting fee of $6,000. The Corporation considers the terms of Mr. Gibson's and Mr. Wolf's consulting agreements to be reasonable and to contain terms substantially similar to those the Corporation would have effected with unrelated parties. The consulting agreements expire December 31, 1994.

       Members of the Board of Directors participate in the Corporation's Stock Option Plan. The Plan provides each of the outside directors with automatic annual grants to purchase for up to ten years that number of shares of the Corporation's common stock equal to the average compensation paid to the non-employee directors divided by the fair market value per share on the date of the grant.

       Non-employee directors also may participate in the Corporation's Deferred Compensation Plan for Exempt Employees, which permits deferral of compensation and provides for interest at the prime rate on the amounts deferred. In 1993, Mr. Wolf participated in the Plan.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT
                                       ON
                             EXECUTIVE COMPENSATION

       The Executive Compensation Committee is comprised of independent outside directors, Dr. M. Richard Rose, Chairman, Arthur M. Richardson and Mr. Robert L. Tarnow. The Committee establishes compensation policies and the compensation paid to the CEO and Executive Officers of the Corporation. The policies are designed to provide competitive and fair levels of compensation that integrate pay with the Corporation's annual and long-term performance goals, reward above average corporate performance, recognize individual and group initiatives and achievements, and assist the Corporation in attracting and retaining qualified executives.

       The compensation policies are designed to facilitate the Corporation's business goals of providing customers with quality products and services and shareholders and investors with a reasonable return on their investment. These policies include:

       An emphasis on variable and at risk compensation that is dependent upon the level of success in meeting specified individual and group goals.

       A significant amount of pay for senior executives in the form of long-term and at risk pay to focus attention on the long-term value of shareholder investment, and the balancing of short-term and long-term business goals.

       A component encouraging executives to become shareholders of the Corporation and in turn to promote identification with Corporation and shareholder interests.

       A total compensation program that reflects current market practices that will attract and retain a stable, successful management team.

       The key elements of the Corporation's executive compensation are base salary, annual cash incentives and long-term incentives in the form of stock options. Each is addressed separately below. The compensation program is reviewed annually by the Executive Compensation Committee and compared with other North American manufacturing companies of comparable sales volume, employment levels and product and service offerings, as well as with a broader group of the Standard & Poor's 500 companies.

   Base Salaries

       The Compensation Committee annually reviews each executive's base salary. Base salaries are targeted at the average for comparable North American manufacturing companies. Base salaries for executives are initially determined by evaluating the executive's level of responsibility, prior experience, breadth of knowledge, abilities, internal equity issues and external pay practices. Increases to base salaries are influenced by individual performance, market trends and the Corporation's financial position.

       The base salary for the Corporation's President & Chief Executive Officer, Ross K. Colquhoun, was reviewed in March of 1993 by the Executive Compensation Committee. In view of the Corporation's steady progress in meeting its business goals, a base salary increase of five percent for Mr. Colquhoun was authorized effective July 1993, which coincided with an all Corporation wage review. The Committee concluded Mr. Colquhoun has directly influenced the Corporation's steady and positive financial growth as well as the increased presence of Raymond products in domestic and international markets.

   Annual Incentives

       The annual incentive plan promotes the Corporation's pay for performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses. Annual bonus awards allow the Corporation to communicate specific goals of primary importance during the coming year and motivate executives to achieve these goals.

       The plan established by the Executive Compensation Committee in December 1992 for 1993, was based on a formula which relates pretax profits to the Corporation's net worth. The Executive Compensation Committee believes that a bonus based on these factors aligns the President & CEO's reward directly to shareholder investment value. A bonus of $100,935 was awarded to the President & CEO per the formula.

       An additional bonus of $57,260 was awarded by the Executive Compensation Committee to Mr. Colquhoun in 1993 based on his outstanding performance in leading the Corporation, and the Corporation's achievement of its financial goals.

   Long Term Incentives

       Long term incentives are provided pursuant to The Raymond Corporation Stock Option Plan.

       Stock options are a component of the compensation plan which are expected to provide executives with long term incentives and ones which are competitive within the labor market while being reflective of prior performance. This compensation element encourages executives to focus on the creation of shareholder long-term investment value and promotes equity ownership in the Corporation.

       In accordance with the plan, Mr. Colquhoun was awarded 21,350 non-qualified options at a value of $16.88 per share in 1993 for his performance. Additionally, Mr. Colquhoun received income from the exercise of options granted prior to 1993.

   Summary

       The Executive Compensation Committee believes that the compensation program for the President & CEO and corporate executives is appropriate given the Corporation's superior performance in 1993 and in consideration of compensation programs offered by comparable companies. The Executive Compensation Committee believes the annual performance pay is appropriately linked to individual performance, annual financial performance of the Corporation and shareholder value.


   Dr. M. Richard Rose, Chairman
   Arthur M. Richardson
   Robert L. Tarnow

   Executive Compensation

       The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Corporation.

                           SUMMARY COMPENSATION TABLE

   --------------------------------------------------------------------------------------------------------------------------
                                               Annual Compensation                   Long Term Comp-
                                                                                     ensation Awards
   --------------------------------------------------------------------------------------------------------------------------
   (a)                           (b)     (c)          (d)         (e)                (g)                      (i)
   Name and
   Principal                                                      Other Annual       Securities Underlying    All Other
   Position                      Year    Salary($)    Bonus($)    Compensation($)    Options/SARS (#)         Compensation($)
   --------------------------------------------------------------------------------------------------------------------------
   Ross K. Colquhoun             1993    305,257      158,195          0             21,350                    10,853(1)(2)
   President
   & CEO                         1992    295,249       71,390          0             28,600                    9,013(1)

                                 1991    281,762       54,534          0             36,850                    8,399(1)
   --------------------------------------------------------------------------------------------------------------------------
   William B. Lynn               1993    132,789       68,042          0              8,200                    2,395(1)(2)
   Executive
   Vice President                1992    131,830       35,695          0             10,550                    1,579(1)

                                 1991    130,203            0          0             11,660                    1,270(1)
   --------------------------------------------------------------------------------------------------------------------------
   Jerome R. Dinn                1993    119,469       52,028          0              5,800                    2,528(1)(2)
   Vice President-
   Sales & Quality               1992    111,214       35,695          0              8,700                    1,619(1)

                                 1991    107,206            0     38,143(3)           4,300                    1,209(1)
   --------------------------------------------------------------------------------------------------------------------------
   Margaret L.                   1993    114,165       52,028          0              6,700                    1,882(1)(2)
   Gallagher
   Vice President-               1992    109,508       35,695          0              6,500                    1,286(1)
   Marketing
                                 1991    108,667            0          0              7,150                    1,225(1)
   --------------------------------------------------------------------------------------------------------------------------
   James W. Davis                1993    108,430       52,028          0              6,350                    2,423(1)(2)
   Vice President-
   Engineering                   1992    104,202       35,695          0             10,200                    1,187(1)

                                 1991    101,999            0          0             11,000                    1,004(1)

   (1) Insurance premiums paid for benefit of named executive.

   (2) Includes profit sharing amounts of $1,517 to Mr. Colquhoun, $685 to Mr. Lynn, $602 to Mr. Dinn, $561 to Ms. Gallagher and $1,022 to Mr. Davis.

   (3) Sales Commissions.

   Performance Graph

       The following performance graph compares the performance of the Corporation's Common Stock for the last five fiscal years to the Standard & Poor's 500 Index and the Value Line Machinery Peer Group, which consists of 33 companies.








                          GRAPH SUBMITTED VIA FORM SE








   Employment and Change in Control Agreements

       At the 1988 Annual Meeting, shareholders ratified an employment agreement entered into by the Corporation with Ross K. Colquhoun, (the "Employment Agreement"), the President and Chief Executive Officer of the Corporation. Pursuant to the Employment Agreement, in addition to being entitled to participate in benefits generally available to executive officers, after Mr. Colquhoun's retirement at age 65 he will be entitled to receive during his lifetime, a supplemental annual pension payment of 40% of his then most recent base salary or may elect to receive an equivalent total benefit with actuarially reduced payments payable during his lifetime and that of his surviving spouse. The Corporation has purchased a whole life insurance policy with rights of conversion to an annuity contract to fund such benefits at age 65. If Mr. Colquhoun retires after age 62 but before age 65 with the approval of the Board of Directors, he will be entitled to a supplemental pension benefit in an amount equivalent to the annuity which can be provided under said policy at the date of retirement.

       The Employment Agreement is terminable by either party at any time. If Mr. Colquhoun resigns prior to a change in control, other than because of a material breach of the Employment Agreement by the Corporation, or if he is terminated by the Corporation for cause, or as a result of death or permanent disability, he will not be entitled to further compensation. If (other than following a change in control) Mr. Colquhoun resigns as a result of a material breach of the Employment Agreement or is terminated without cause, he will be entitled to receive his current salary and benefits for one year. Such amounts and benefits will be reduced by compensation or benefits received by Mr. Colquhoun from other employment, but he will receive at least six monthly payments of salary. "Cause" is defined as a material misappropriation of funds or property, unreasonable and persistent neglect of or refusal to perform his duties, or conviction of a felony.

       If Mr. Colquhoun's employment is terminated after a change in control by the Corporation, without cause, or by Mr. Colquhoun within twenty-four months after a change in control (other than when he is over age 65), Mr. Colquhoun or his estate will be entitled to receive an amount payable in 36 monthly installments equal to 2.99 times his average compensation for the five years preceding the change in control subject to limitations on excess parachute payments in the Internal Revenue Code. In addition, the Corporation will continue his insurance benefits for three years and will purchase an annuity contract to fund his supplemental pension benefit as though he had retired at age 65.

       The Corporation has Executive Agreements with James W. Davis, Jerome
   R. Dinn, Margaret L. Gallagher and William B. Lynn. The agreements provide, in the event of a change in control of the Corporation, for the continuation of employment of the executive for a period of three years at salary and benefit levels not less than that which existed immediately prior to the change in control. In the event of termination of employment without cause during this three-year period, the executive's salary and benefits continue for the remainder of the three-year period, reduced by salary and benefits earned in subsequent employment.

       The following table shows, as to the Chief Executive Officer and the four most highly compensated executive officers of the Corporation, information about option grants in the last fiscal year under the Corporation's Stock Option Plan.

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Potential Realizable Value At
                                                                                                   Assumed Annual Rates of
                                                                                                   Stock Price Appreciation
                                                         Individual Grants                         For Option Term
- ---------------------------------------------------------------------------------------------------------------------------------
   (a)                               (b)           (c)                   (d)         (e)           (f)             (g)
                                     Number of
                                     Securities
                                     Underlying    Percent of
                                     Options/      Total Options/SARs    Exercise
                                     SARs          Granted to            or Base
                                     Granted       Employees in          Price       Expiration
   Name                              (#)           Fiscal 1993           ($/SH)      Date              5%($)(1)        10%($)(1)
- ---------------------------------------------------------------------------------------------------------------------------------
   Ross K. Colquhoun                 21,350(2)     31.2%                 $16.88      3/04/03       $226,737        $574,529
- ---------------------------------------------------------------------------------------------------------------------------------
   William B. Lynn...............     8,200(2)            12.0            16.88       3/04/03         87,084          220,662
- ---------------------------------------------------------------------------------------------------------------------------------
   Jerome R. Dinn................     5,800(2)             8.5            16.88       3/04/03         61,596          156,078
- ---------------------------------------------------------------------------------------------------------------------------------
   Margaret L. Gallagher.........     6,700(2)             9.8            16.88       3/04/03         71,154          180,297
- ---------------------------------------------------------------------------------------------------------------------------------
   James W. Davis................     6,350(2)             9.3            16.88       3/04/03         67,437          170,879
- ---------------------------------------------------------------------------------------------------------------------------------

   (1) The assumed annual rates of appreciation of five and ten percent would result in the price of the Corporation's common stock increasing to $27.50 and $43.79, respectively, from the $16.88 market price on the date of grants. Over the last 10 years, the market price of the Corporation's stock has increased at a compounded annual rate of 2.1%.

   (2) Stock options granted on March 5, 1993 under the Corporation's Stock Option Plan. Options became fully exercisable on March 5, 1994.

       The following table shows aggregate option exercises in the last fiscal year and fiscal year-end option values for the Chief Executive Officer and the four most highly compensated executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                      AND
                       FISCAL YEAR-END OPTION/SAR VALUES


- ---------------------------------------------------------------------------------------------------------------------------------
   (a)                               (b)             (c)            (d)                                (e)
                                                                    Number of Securities Underlying    Value of Unexercised
                                     Number of                      Unexercised Options/SARs at        In-The-Money
                                     Securities                     December 31, 1993                  Options/SARs
                                     Underlying                             (Shares)                   At December 31, 1993 (1)
                                     Options/SARs    Value          ------------------------------------------------------------
   Name                              Exercised(#)    Realized($)    Exercisable     Unexercisable      Exercisable    Unexercisable
- ---------------------------------------------------------------------------------------------------------------------------------
   Ross K. Colquhoun                 60,173          $407,258       64,727          21,350             $364,455       $ -0-
- ---------------------------------------------------------------------------------------------------------------------------------
   William B. Lynn                   23,724           179,115       22,236           8,200               15,831        -0-
- ---------------------------------------------------------------------------------------------------------------------------------
   Jerome R. Dinn                    13,000           119,369          -0-           5,800                  -0-        -0-
- ---------------------------------------------------------------------------------------------------------------------------------
   Margaret L. Gallagher             10,500            46,563       20,150           6,700              134,672        -0-
- ---------------------------------------------------------------------------------------------------------------------------------
   James W. Davis                       -0-               -0-       22,200           6,350              150,963        -0-
- ---------------------------------------------------------------------------------------------------------------------------------

   (1) Computed based upon the difference between aggregate fair market value on December 31, 1993 and aggregate exercise price.

   Pension Plans

       The Corporation has trusteed non-contributory defined benefit pension plans. All present U. S. employees over age 21 who have one or more years of service and who became employees prior to age 60 and Canadian employees with more than three months of service are eligible under these plans. A total of 1,158 employees participated in 1993.

       Estimated annual pensions at age 65, the assumed normal retirement age, for representative years of benefit service are as follows:

- ------------------------------------------------------------------------------
   Highest
   Consecutive
   Three Year Average               Years of Credited Service (2)
                         ----------------------------------------------------
     Remuneration (1)      15         20         25         30          35
- ------------------------------------------------------------------------------
        $100,000         $ 9,941    $13,255   $16,569    $ 19,883    $ 23,197
         200,000          19,883     26,510    33,138      39,766      46,393
         300,000          29,824     39,766    49,707      59,648      69,590
         400,000          39,766     53,021    66,276      79,531      92,786
         500,000          49,707     66,276    82,845      99,414     115,983
         600,000          59,648     79,531    99,414     119,297     139,180
- ------------------------------------------------------------------------------

   (1) The average annual earnings (salary and bonus) shown in the Summary Compensation Table for Messrs. Colquhoun, Lynn, Dinn, Ms. Gallagher and Mr. Davis approximates covered compensation under the plan.

   (2) The years of credited service for individuals listed in the Summary Compensation Table are 6 years for Mr. Colquhoun; 19 years for Mr. Lynn; 4 years for Mr. Dinn, 17 years for Ms. Gallagher, and 5 years for Mr. Davis.

       Pension benefits are computed on a straight life annuity basis for representative years of benefit service and are not subject to any deduction for Social Security or other offset amounts.

   Certain Relationships and Related Transactions

       Ross K. Colquhoun, the President and Chief Executive Officer of the Corporation, is Chairman of the Board of G.N. Johnston Co. Ltd. ("Johnston") and of Associated Material Handling Industries, Inc. ("Associated"), both dealers of the Corporation's products. Mr.
   Colquhoun also owns, indirectly through a wholly-owned corporation, 26 percent of the outstanding stock of each of these companies. The Corporation owns 45 percent of the outstanding stock of Johnston and 47 percent of the outstanding stock of Associated. The remainder is owned by executives of these companies. Prior to becoming the Corporation's President and Chief Executive Officer in 1987, Mr. Colquhoun was President of Johnston, the exclusive dealer of the Corporation's products in Canada. The Corporation's sales to Johnston and Associated, which aggregated $35,291,000 in 1993, were made in the ordinary course of business and on the Corporation's standard terms for dealers.

       Pursuant to the terms of his employment agreement, Mr. Colquhoun had a loan from the Corporation which outstanding balance of $200,000 plus interest was repaid in its entirety on March 22, 1993.

       Pursuant to the terms of his employment agreement, George G. Raymond, Jr. has an interest free loan from the Corporation of $150,252, which was the balance outstanding at March 11, 1994 and which also was the maximum outstanding in 1993.

       The Corporation, through a wholly-owned Canadian subsidiary, has made advances to Johnston at variable interest rates. Advances were made with funds earned in Canada by the Corporation. The balance at December 31, 1993, which also was the maximum amount outstanding in 1993, was $1,578,000.

       Pursuant to agreements among the Corporation and the shareholders of Johnston and Associated, respectively, the Corporation is obligated to purchase for adjusted book value, as defined in the agreements entered into in 1968 and 1980, the shares of the other shareholders, including Mr. Colquhoun, when they cease to be officers, directors or employees of Johnston or Associated.

       Daniel F. Senecal, a director of the Corporation, is the President, Chief Executive Officer, Director and 36 percent shareholder of Werres Corporation, a dealer of the Corporation's products. The Corporation's sales to Werres Corporation, which aggregated $4,765,000 in 1993, were made in the ordinary course of business and on the Corporation's standard terms for dealers. In addition, the Corporation paid Werres Corporation

   $640,000 in 1993 for agency and service fees with respect to sales and deliveries by the Corporation to certain customers.

       Pursuant to a Shareholder Agreement effective October 1, 1987 among Stephen S. Raymond, Raymond Sales Corporation and Raymond Handling Concepts Corporation, which is a Raymond dealership in California ("RHC"), in 1990, Stephen S. Raymond exercised an option and purchased a 26 percent interest in RHC for the sum of $266,235. Stephen S. Raymond is the son of George G. Raymond, Jr., Chairman of the Board of the Corporation.

       The Corporation maintains officers' and directors' indemnification insurance with Chubb Group (Federal Insurance Company), which it renewed in 1993 at an annual premium expense of $55,000.

            PROPOSAL TO APPROVE APPOINTMENT OF INDEPENDENT AUDITORS

       The Board of Directors recommends shareholder approval of the Board's action in appointing Ernst & Young as independent auditors of the Corporation and its subsidiaries for the year 1994. Ernst & Young, formerly known as Ernst & Whinney, has served as auditors for the Corporation for 16 years, and based upon a review by the Audit Committee of the Board of Directors of Ernst & Young's performance and fees, the Audit Committee recommended to the Board of Directors their retention for 1994. Accordingly, the following resolution will be offered at the
   Meeting:

          "RESOLVED, that the appointment by the Board of Directors of The Raymond Corporation of Ernst & Young as auditors of the Corporation and its subsidiary companies for the fiscal year ending December 31, 1994, is hereby approved."

       Representatives of the firm of Ernst & Young will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                 ANNUAL REPORT

       The Annual Report of the Corporation, including audited financial statements for the year 1993, accompanies this Proxy Statement or has been previously mailed to shareholders.

                                 OTHER MATTERS

       The Board of Directors knows of no other matters to be presented at the Meeting. If other matters properly come before the Meeting the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

         SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING OF SHAREHOLDERS

       In order for shareholder proposals for the 1995 Annual Meeting of Shareholders to be eligible for inclusion in the Corporation's Proxy Statement, they must be received by the Corporation at its principal office (South Canal Street, Greene, New York, 13778) prior to November 29, 1994.

                              COST OF SOLICITATION

       This solicitation is made on behalf of the Board of Directors of the Corporation. The cost of solicitation of proxies in the accompanying form will be paid by the Corporation. The Corporation will also, pursuant to regulations of the Securities and Exchange Commission, make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. In addition to solicitation by use of the mails, certain directors, officers and employees of the Corporation may solicit the return of proxies by telephone, telegram, or personal interviews. The Corporation has retained Morrow & Co., Inc., New York, New York, to assist in the solicitation of proxies and will pay approximately $3,500 in fees for the solicitation of proxies to such firm, plus reimbursement of expenses.

                                         By Order of the Board of Directors



                                         /s/ Paul J. Sternberg
                                         ------------------------------
                                         Paul J. Sternberg
                                         Secretary

   Greene, New York
   March 30, 1994